Exhibit 99.01

Press Release www.shire.com

Director/PDMR Share Dealings

February 29, 2012 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that on February 28, 2012 the following Persons Discharging Managerial Responsibility (“PDMRs”) were granted awards under the Shire Portfolio Share Plan (PSP).

Stock Appreciation Right Awards (“SAR Awards”) under Part A of the PSP

SAR Awards will normally vest after three years, subject to any performance targets having been satisfied.  No consideration is payable for these awards.

	Type of Security 1	No of Ordinary Shares/ADSs	Exercise price
Angus Russell 2	ADSs	47,861	$105.50
Graham Hetherington 2	Ordinary Shares	55,554	£22.22
Michael Cola	ADSs	9,683	$105.50
Barbara Deptula	ADSs	5,645	$105.50
Sylvie Gregoire	ADSs	10,409	$105.50
Tatjana May	Ordinary Shares	20,180	£22.22
Kevin Rakin	ADSs	6,778	$105.50

Performance Share Awards (“PSA Awards”) under Part B of the PSP

PSA Awards will normally vest after three years, subject to any performance targets having been satisfied.  No consideration is payable for these awards.

	Type of Security 1	No of Ordinary Shares/ADSs
Angus Russell 2	ADSs	35,896
Graham Hetherington 2	Ordinary Shares	40,740
Michael Cola	ADSs	7,101
Barbara Deptula	ADSs	4,064
Sylvie Gregoire	ADSs	7,633
Tatjana May	Ordinary Shares	14,530
Kevin Rakin	ADSs	4,971

1.  One ADS is equal to three Shire ordinary shares.
2.  Vesting of awards granted to Executive Directors is subject to performance targets.

This notification is made to satisfy the Company's obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.